December 16, 2024

Kerri-Ann Millar
Chief Financial Officer
Cue Biopharma, Inc.
40 Guest Street
Boston, MA 02135

        Re: Cue Biopharma, Inc.
            Form 10-K for Fiscal Year Ended December 31, 2023
            File No. 001-38327
Dear Kerri-Ann Millar:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Life Sciences